EXHIBIT 11.2

ETHICS AND CONDUCT

REGULATION FOR REPSOL YPF

EMPLOYEES

(UNOFFICIAL TRANSLATION OF THE ORIGINAL IN SPANISH)

Approved by the Repsol YPF Board of Directors

on November 26th, 2003 and amended by

the Board of Directors on April 26th, 2006

C O N T E N T S

1.-	PURPOSE		Page 4

2.-	SPHERE OF APPLICATION		Page 4

3.-	VALIDITY		Page 5

4.-	MODIFICATIONS		Page 5

5.-	ETHICAL VALUES		Page 5

6.-	CODE OF CONDUCT FOR ALL EMPLOYEES		Page 6

	6.1.-	Human rights and public liberties	Page 6

	6.2.-	Equal opportunities and non-discrimination	Page 7

	6.3.-	Use and protection of assets	Page 8

	6.4.-	Conflict of interests	Page 8

	6.5.-	Gifts and favours	Page 9

	6.6.-	Safety and protection of the Environment	Page 10

	6.7.-	Information transparency	Page 11

	6.8.-	Reserved and Confidential Information	Page 12

	6.9.-	Customer relations	Page 12

	6.10.-	Relations with partners	Page 13

	6.11.-	Relations with vendors and contractors	Page 13

	6.12.-	Protection of personal data	Page 14

	6.13.-	Fair competition	Page 14

	6.14.-	Relations with Governments and authorities-Legality	Page 15

	6.15.-	Anti-bribery and anti-corruption measures	Page 16

	6.16.-	Money laundering and payment irregularities	Page 17

	6.17.-	Financial records	Page 18

	6.18.-	Donations and welfare projects	Page 18

7.-	BREACH AND FAILURE TO COMPLY WITH REGULATIONS		Page 19

1.	PURPOSE

•	The purpose of this Regulation is to set the general guidelines that should govern the conduct of Repsol YPF and all its employees y carrying out their functions and in their commercial and professional relations, by abiding with the laws of each country and respecting the ethical principles of their respective cultures.

•	This Regulation as well as other previously disclosed regulations and information (Regulations of the Board of Directors and its Commissions, Regulations for the General Shareholders’ Meeting, Annual Corporate Governance Report, Internal Conduct Regulations regarding the Securities Market, Corporate Responsibility Report, Policy on Human Rights and Respect for Individuals and their Diversity, etc.) stress Repsol YPF’s firm commitment to good corporate governance, transparency and social responsibility.

•	This Regulation cancels and replaces any previously existing code of conduct for employees at Repsol YPF, S.A. or any of its Group Companies, with the exception of the Repsol YPF Group Internal Conduct Regulations regarding the Securities Market and the Code of Ethics and Conduct for YPF employees.

2.	SPHERE OF APPLICAT ION

This Regulation applies in all geographical locations to the CEO, the COO, if any, Executives, and all employees who carry out their functions at Repsol YPF, S.A. or in any of the Group companies, as defined in Article 4 of Law 24/1988 of 28 July of the Stock Market.

3.	VALIDITY

The Board of Directors will enforce this Regulation as of the 5th working day after its approval.

4.	MODIFICATIONS

This Regulation, as well as any amendments or the granting of any exemption relative to any matter set out herein, will require the approval of the Board of Directors.

Furthermore, the Board of Directors may decide to make this applicable to any other individual whenever warranted by the regulations to which Repsol YPF may be subject to.

5.	ETHICAL VALUES

The ethical values and basic principles representing the mandatory guidelines of corporate ethical conduct for those included in the area of application of this Regulation are:

•	Integrity: Behavior must be irreproachable and aligned with rectitude and honesty. We shall promote a strict coherence between corporate practices and our values.

•	Transparency: Disseminate information on our management that is appropriate and faithful. Information that is accurate and verifiable. Clear communication, both internal as well as external.

•	Responsibility: Assume our responsibilities and act accordingly, channelling all our efforts in achieving this objective.

•	Safety: Provide the optimal working conditions in terms of health and safety. We demand a high level of safety in processes, installations, and services, stressing the protection of employees, contractors, customers, and the immediate surroundings, and convey this principle to the entire organization.

6.	CODE OF CONDUCT FOR ALL EMPLOYEES

The aforementioned Ethical Values represent the guidelines that should inspire the basic conduct of all employees in their job performance in accordance with the principles of loyalty to the Company, good faith, integrity, respect for the law, and ethical criteria, that define the code of conduct that should be observed by all employees in carrying out their professional responsibilities.

This Regulation does not aim to cover all the possible situations that may arise in the professional sphere but rather sets out the minimum codes of conduct that should guide all employees in the performance of their professional duties. The conduct guidelines in this Regulation must be followed in providing professional services at Repsol YPF.

6.1.	Human rights and public liberties

Repsol YPF is committed to respecting human rights, protecting the environment, and cooperating in the development and welfare of the communities where it operates. These actions define the Company’s responsibility with society.

Repsol YPF undertakes to respect and to uphold the human rights and public liberties recognized in the Declaration of Human Rights and the main international agreements in this matter and is committed to ensuring that the principles in these agreements guide all its policies. The cornerstone of this commitment is the respect of human dignity, as set out in the Policy on Human Rights and Respect for Individuals and their Diversity.

Moreover, the Company will include actions involving human rights in the training programs for its employees and will encourage the use of support tools that promote awareness of these rights to ensure that these rights are upheld.

Consequently, all Repsol YPF employees should support this commitment by carrying out their professional activities fully respecting and protecting human rights and public liberties.

6.2.	Equal opportunities and non-discrimination

Repsol YPF is aware that the professional growth of each employee is closely related to the individual’s full development, and, consequently, promotes employee training and an environment that is conducive to equal job opportunities for each and every of its members, ensuring that there is no discrimination. Promotions will be based on merit, capabilities, and on-the-job performance.

Repsol YPF employees should treat each other with respect and promote a comfortable, healthy, and safe job environment. They should abstain from any type of offensive behavior, or any type of discrimination based on race, religious or political beliefs, trade union affiliations, nationality, language, sex, civil status, age, or disability.

Under no circumstances will employees engage in sexual harassment, abuse their authority, or show any type of aggressive and hostile behavior that contributes to a climate of intimidation.

6.3.	Use and protection of assets

Repsol YPF provides all employees with the necessary resources for carrying out their professional responsibilities and is committed to providing the means that may be necessary for protecting and safeguarding these resources.

Repsol YPF employees will not use these resources for their personal use or for non-professional purposes and/or for carrying out activities that are not directly related to the Company’s interests, and will be responsible for protecting those resources provided for performing their professional responsibilities, with the utmost care.

Repsol YPF employees will not remove, or deliberately allow third parties to remove, such resources, or any assets, belongings or property (corporeal or incorporeal, movable or immovable, tangible or intangible and any documents or legal instruments evidencing the ownership or other rights over those assets) provided by virtue of their position.

6.4.	Conflict of interests

Repsol YPF recognizes and respects the financial and business activities of its employees that are not directly related to the activities carried out for the Company provided that these are legal and do not represent a conflict of interests with their responsibilities as Repsol YPF employees.

Repsol YPF employees should avoid any situation that could give rise to any conflict between their personal interests and those of the Company and will abstain from representing the Company, take part or influence decisions in any situation in which, the employee or any close family member has a personal interest. Employees should always act in accordance with their responsibilities, loyally and defending the interests of Repsol YPF.

Furthermore, employees may not undertake any tasks, jobs, or render any services in the benefit of companies in the sector or those that engage in activities that may, directly or indirectly, compete, or could compete, with those of Repsol YPF.

Repsol YPF employees, who could be affected by a conflict of interests, will inform the head of their Area before undertaking any transaction or closing any business deal, in order to make the appropriate decisions in each specific case thereby avoiding compromising their impartial job performance.

6.5.	Gifts and favours

Repsol YPF employees may not, accept any gifts, services or favours of whatsoever nature offered by virtue of their position by any other person or entity that could affect their impartiality or affect a commercial, professional or administrative relationship.

Similarly, in addition to Article 6.15 below, Repsol YPF employees may not directly or indirectly offer gifts, services or whatsoever other favours to customers, partners or any other persons or entities having or that may have relations with the company with a view to exercising an unlawful influence over those relations.

For application of this provision, gifts shall be permitted if they:

(i)	are permitted by prevailing legislation in force in each country, by the ethical principles of their respective cultures and by internal regulations; and

(ii)	do not contradict the values of ethical conduct and transparency adopted by Repsol YPF; and

(iii)	are not detrimental to the Company’s image; and

(iv)	are delivered or received according to common commercial practice or a generally accepted social custom, or are objects or gifts with a token or economically insignificant value.

Any gifts or services offered to or received by Repsol YPF employees that do not meet the above conditions and, therefore, are not permitted, must be refused or returned, provided this will not cause serious offence to the person or company sending them, in which case the Area Manager should be informed.

6.6.	Safety and protection of the environment

Repsol YPF is committed to carrying out its activities in such a manner as to minimize the negative impact on the environment and to achieve a high level of security in its processes, facilities, and services, paying particular attention to protecting its employees, contractors, customers, and surroundings. This commitment has been set out in the Repsol YPF Environmental and Safety Policy.

In this respect, one of the key principles is prevention, through proper identification, and management of environmental or safety hazards.

To achieve these objectives, Repsol YPF promotes environmental and safety training for all its employees, particularly for those engaging in the management and maintenance of facilities or those directly affecting our customers, suppliers, and contractors.

Repsol YPF employees, irrespective of their jobs or geographical location, must ensure their own safety by complying with all prevention measures adopted in each case, and must contribute to the safety of others and the protection of the environment.

These employees, moreover, must be aware of the impact of the products and processes that they handle, and should pay particular attention to the safety and environmental impact caused by the consumption, use, or handling of products to ensure that these will be used in a safe manner throughout their lifecycle, and that they do not pose any health hazard.

6.7.	Information transparency

Repsol YPF believes that information transparency is an essential principle that should govern its actions. In particular, it must be ensured that the information presented to shareholders, to the stock exchanges where its stock is listed, and to the bodies governing these markets is accurate and complete and faithfully reflects its financial situation as well as the results of its operations, and that this information complies with the deadlines and other requisites set out in the regulations and general principles governing stock markets and good governance that the Company has agreed to abide by.

The principle of transparent and accurate information will also apply to internal communications.

Repsol YPF employees agree to provide accurate internal and external information. Under no circumstances will the information that is provided be incorrect, incomplete or inaccurate or lead to confusion in those receiving such information.

6.8.	Reserved and Confidential Information

Repsol YPF is aware that information is one of its key assets and that it is essential for the management of its activities. The Company, therefore, has developed a security policy for information for the purpose of safeguarding its integrity, availability, and confidentiality to minimize the risks that could result from its dissemination and inappropriate use.

All proprietary information safeguarded by Repsol YPF that is not of a public nature is considered confidential. All employees, therefore, are under the obligation to maintain the strictest confidentiality of all information to which they have access in the performance of their professional activities.

Furthermore, employees must not make any fraudulent use of this information and must avoid benefiting from any opportunity of obtaining any personal profit based on the knowledge acquired in the performance of their professional duties.

Divulging, disseminating, and using confidential information for personal purposes is deemed to constitute a breach of loyalty to Repsol YPF, both in cases of unauthorised use or disclosure and, most especially, when used for personal benefit.

Conduct in this respect related to the Stock Markets, are specifically included in the “Repsol YPF Group Internal Conduct Regulations regarding the Securities Market”, as approved on 11 July 2003 by the Board of Directors, with these regulations applying to those individuals included within its subjective scope.

6.9.	Customer relations

Repsol YPF assumes, takes the lead, and promotes its commitment with Total Quality by providing all the resources that may be necessary for the achievement of Excellence and by establishing the appropriate measures to ensure that the quality policy is implemented by all employees pursuant to these principles.

Repsol YPF employees must act with integrity with the Company’s customers and be driven by the objectives of achieving the highest levels of quality, excellence in providing services, and in the long-term development of relationships based on mutual trust and respect.

6.10.	Relations with partners

Repsol YPF will establish relationships with its partners in common businesses based on trust, transparency of information, and the implementation of common knowledge, experiences, and competencies to reach the common objectives and mutual benefit. Employees must also be committed to these relationships and apply the same ethical principles. Employees, in their commitmen t to these relationships, will apply the same principles with respect to ethics and respect, and a favorable environment and teamwork, as if they were dealing with other Company employees.

Repsol YPF will inform its partners of this Ethics and Conduct Regulation with a view to securing the best possible application of the principles established herein.

6.11.	Relations with vendors and contractors

The processes for selecting vendors and contractors for Repsol YPF will be carried out impartially and objectively. To this end, employees must apply quality and cost criteria in these processes and avoid any personal interests that may be in conflict with those of the Company.

Repsol YPF will inform its vendors and contractors of this Ethics and Conduct Regulation with a view to securing the best possible application of the principles established herein.

6.12.	Protection of personal data

Repsol YPF encourages the application of new technologies and is aware of the impact that improper use of these technologies may have.

This is why the Company pays particular attention to ensuring the right to privacy by protecting the personal data of its customers, vendors, employees, and public administrations. Repsol YPF employees will not disclose any personal data obtained from customers, vendors, employees, public administrations, or the public to guarantee, pursuant to the law in force, the privacy and the trust that these groups have deposited in the Company.

Repsol YPF and its employees shall heed all personal data rules and regulations established in international laws and conventions and, accordingly, they shall not collect, process, store, keep, disclose or use personal data in any manner that may infringe the aforesaid rules and regulations and shall respect the legitimate rights of the data subjects.

6.13.	Fair competition

Repsol YPF is committed to the fair competition in markets and promotes free competition in benefit of consumers and users, always complying with the law in force.

Repsol YPF employees will not engage in any deceitful advertising of its business and will avoid all conduct that is or could be considered an unlawful abuse or restriction of competition.

6.14.	Relations with governments and authorities – Legality

Repsol YPF expresses its political neutrality and agrees to faithfully and respectfully comply will all the legal obligations assumed in any country where it carries out its activities.

Repsol YPF employees must strictly abide by the laws of the country or the countries in each specific case, and avoid any conduct that, without constituting a violation of the law, could damage the Company’s reputation in the community, the country’s government, or any other organization, and adversely affects its businesses and/or image.

No employee will deliberately collaborate with third parties in violating any law, nor will they engage in any actions that compromise the respect for the law.

They must act honestly and with integrity in all their contacts and transactions with the authorities and employees in governments and administrations and must ensure that all information and certificates submitted by them, as well as their remarks, are accurate, clear, and complete.

Furthermore, Repsol YPF employees must not hamper requests for information received from civil servants or the fulfilment of any other duties that they may perform in the legitimate exercise of their rights and authorities, provided that they are established in and exercised in accordance with prevailing laws and other legal provisions.

Repsol YPF employees must, in particular, comply with all enforceable court and administrative orders and decisions affecting Repsol YPF, unless their enforcement is lawfully suspended.

6.15.	Anti-bribery and anti-corruption measures

Repsol YPF employees may not directly or indirectly make or offer any payment in cash or in kind or any other benefit to any person in the employment of another public or private entity, member of a political party or candidate for a public office with the intention of unlawfully obtaining or maintaining businesses or other benefits.

Similarly, they may not directly or indirectly make or offer any payment in cash or in kind or any other benefit to any person in an effort to persuade that person to abuse any real or apparent influence to obtain a business or other benefit from any public or private entity.

Nor may they directly or indirectly make or offer any payment in cash or in kind or any other benefit to any person if it is known that all or part of the money or payment in kind will be directly or indirectly offered or delivered to any public or private entity, political party or candidate to public office for any of the purposes contemplated in the preceding two paragraphs.

Repsol YPF employees may not make facilitation payments, consisting of the delivery of money or any other item of value, regardless of the amount, in exchange for guaranteeing or expediting the course of a formality or processing by any court, public authority or official body.

Apart from the consequences of infringing this Rule set out in clause 7, and other consequences unrelated to employment, default of the provisions set forth herein may cause considerable damage to the reputation of Repsol YPF.

6.16.	Money laundering and payment irregularities

In order to preclude and prevent the laundering of any capital obtained through criminal or unlawful activities, Repsol YPF employees shall pay special attention in any cases in which there is any indication of a possible lack of integrity of the persons or entities with which they conduct business. They also have a general duty to comply with the applicable legal provisions. The cases contemplated in this clause include, among others:

(i)	apparently abnormal cash payments considering the nature of the transaction, payments made by bearer cheques and payments made in currencies other than those specified in the contract, agreement or invoice;

(ii)	payments made to or by third parties not named in the corresponding contract or agreement;

(iii)	payments or debits in an account that is not the usual account for transactions with a certain person or entity, whenever the destination of the funds transferred is not known;

(iv)	payments to persons or entities resident in tax havens or into bank accounts opened with offices or branches situated in tax havens;

(v)	payments to entities in which, by virtue of their legal regime, it is not possible to identify their shareholders or ultimate beneficiaries;

(vi)	extraordinary payments not contemplated in the contracts or agreements.

6.17.	Financial records

All transactions of Repsol YPF must be recorded clearly and precisely in the company’s books and files.

In particular, Repsol YPF employees shall not:

a)	Establish accounts not recorded in the books;

b)	Incorrectly record, or fail to record, transactions effected;

c)	Record non-existent expenses;

d)	Enter expenses in the accounting records with an incorrect indication of the object;

e)	Use false documents; or

f)	Deliberately destroy accounting documents before expiry of the time stipulated in law.

6.18.	Donations and welfare projects

As part of its commitment to the progress and well being of the communities in which it operates, Repsol YPF contributes actively to their development through donations and cultural and welfare projects.

In accordance with this commitment and its values of integrity and transparency, all donations made by any of the companies in the Repsol YPF Group must:

a)	Have all necessary internal and external authorisations.

b)	Be made to well-known, morally upright entities having an adequate organisational structure to guarantee proper administration of the funds.

c)	Be accurately stated in the company’s accounting books and records, in pursuance of clause 6.17 above.

d)	Not be used as a means to cover up an undue payment or bribery.

Donations may not be made to any political party or representatives thereof, save in cases expressly contemplated in the applicable laws and regulations.

Any Group company that makes a donation shall follow-up the contribution made, as far as it is able, with a view to determining the use or application made thereof.

7.	BREACH AND FAILURE TO COMPLY WITH REGULATIONS

The Ethical Values included in this Regulation are the cornerstone of the commitments that Repsol YPF has undertaken with its shareholders, partners, customers, vendors, employees, and society. Repsol YPF will promote compliance with this Regulation through its distribution, specific training of its employees and through its system of compliance and supervision.

Repsol YPF employees may inform the heads of their Area of any breach or violation of the conducts reflected in this document. They may also address the Ethics Committee, which is responsible for management of the system of oversight and compliance of this Regulation. Repsol YPF will not condone any reprisals with respect to those employees who, in good faith, communicate any type of non-compliance, and will impose sanctions, pursuant to labor regulations currently in force, for those non-compliances or violations representing any work infraction, without prejudice of other responsibilities that may concur.

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